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                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements of Vivra Incorporated on Post-Effective Amendment No. 1 to Form S-4 (File No. 33-85736) dated March 21, 1995, Form S-8 (File No. 33-60513) dated June 23,
1995, Form S-8 (File No. 33-98246) dated August 17, 1994, and Amendment No. 1 to Form S-3 (File No. 33-80030) dated June 20, 1994, of our report dated November 8, 1995, on our audit of the financial statements of Burlington County Dialysis Center, Inc. as of and for the year ended December 31, 1994 included in the Form 8-K of Vivra Incorporated filed with the Securities and Exchange Commission.



                              FISHER, VAN SCIVER & CO., P.C.



Cherry Hill, New Jersey
November 16, 1995